FOR IMMEDIATE RELEASE

Contacts:

Alfred E. Brennan, Chief Executive Officer

Arthur L. Herbst, Jr., President

Christine R. Boehning, Chief Financial Officer

(314) 344-0010, Ext. 3133

Young Innovations, Inc. Announces Results for the Third Quarter Ended September 30, 2007 and Declares Quarterly Dividend

St. Louis, MO., October 23, 2007 – Young Innovations, Inc. (NASDAQ – YDNT) today announced results for the quarter and nine months ended September 30, 2007.

Sales for the third quarter were $24.7 million, increasing 3.5% over the $23.8 million reported for the third quarter of 2006. Income from operations decreased 16.8% to $5.2 million from $6.2 million in the prior year. Net income of $3.1 million decreased 22.1% from $3.9 million in the prior year. Diluted earnings per share for the third quarter of 2007 were $0.35, a decrease of 18.6% over the $0.43 reported in the prior year quarter. For the quarter ended September 30, 2007, diluted shares outstanding were 8,773,000 a decrease of 410,000 shares over the prior year, principally reflecting the pro rata impact of the 1 million share repurchase completed on August 15, 2007. Diluted earnings per share were affected by equity compensation expense of $0.02 and $0.01 for the quarters ended September 30, 2007 and 2006, respectively.

For the nine months ended September 30, 2007, sales were $72.4 million, increasing 9.7% from the prior year period. Income from operations for the nine months ended September 30, 2007 decreased 9.4% to $15.7 million from $17.3 million in the prior year. Net income was $9.4 million, decreasing 15.5% from $11.1 million in the year earlier nine-month period. Diluted earnings per share were $1.03 for the nine months ended September 30, 2007, a decrease of 14.9% from $1.21 in the same period of 2006. For the nine months ended September 30, 2007, diluted shares outstanding were 9,082,000 a decrease of 96,000 shares over the prior year, principally reflecting the pro rata impact of the 1 million share repurchase completed on August 15, 2007. Diluted earnings per share were affected by equity compensation expense of $0.05 and $0.02 for the nine months ended September 30, 2007 and 2006, respectively.

The results for the quarter were affected by the acquisition of the assets of Microbrush, Inc. and Microbrush International, Ltd. (collectively “Microbrush”), completed on July 31,

2006, and August 18, 2006, respectively. Microbrush contributed approximately $3.6 million in sales in the third quarter of 2007, as compared to $2.0 million in the third quarter of 2006. For the nine months ended September 30, 2007, Microbrush contributed $11.0 million in sales, as compared to $2.0 million in the prior year period.

The sales growth in the quarter reflected the incremental sales from Microbrush offset by lower sales of certain products to distributors. While end-user demand for these products appears stable, volatile distributor purchase patterns continue to impact quarterly sales.

As productivity in our Earth City facility has increased faster than market demand, we reduced production in the quarter to bring inventory levels more in line with demand. In addition, we maintained staffing levels and incurred costs related to preparing for future consolidations. We believe this activity impacted our diluted earnings per share by approximately $0.04 in the quarter.

Commenting on the quarter, Alfred E. Brennan, Chief Executive Officer, said, “During the quarter, we managed through a difficult operating environment as we continued to integrate the acquisition of Microbrush, completed the repurchase of 1 million shares from our Chairman, adjusted production and inventory levels at our Earth City facility and prepared for future facilities consolidations. We believe we have made good progress in expanding our sales and marketing capacity and executing on the consolidation plans outlined earlier in the year.”

On October 22, 2007, the Board of Directors declared a quarterly dividend of $0.04 per share, payable on December 14, 2007 to shareholders of record on November 15, 2007.

A conference call has been scheduled for Wednesday, October 24, 2007 at 11:00 A.M. Central Time and can be accessed through InterCall at http://audioevent.mshow.com/338091/ or on the Company’s website, www.ydnt.com.

Young Innovations develops, manufactures and markets supplies and equipment used by dentists, dental hygienists, dental assistants and consumers. The Company’s product offering includes disposable and metal prophy angles, prophy cups and brushes, dental micro-applicators, panoramic X-ray machines, moisture control products, infection control products, dental handpieces (drills) and related components, endodontic systems, orthodontic toothbrushes, flavored examination gloves, children’s toothbrushes, and children’s toothpastes. The Company believes it is the leading manufacturer and distributor of prophy angles and cups (used in teeth cleaning and polishing procedures), liquid surface disinfectants, obturation units, and dental micro-applicators in the United States. The Company also believes it is the leading distributor of panoramic X-ray equipment in the United States.

Investors are cautioned that this press release as well as other reports and oral statements by Company officials may contain certain forward-looking statements as defined in the Private Securities Litigation and Reform Act of 1995. Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions and which include words such as “expects,”

“anticipates,” “intends,” “plans,” “believes,” “estimates,” or similar expressions. These statements are not guaranties of future performance and the Company makes no commitment to update or disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements. Because such statements involve risks and uncertainties, actual actions and strategies and the timing and expected results thereof may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those disclosed in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

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